Exhibit 10.38

LONG-TERM INCENTIVE PLAN

1.	Purpose

The purpose of the CVS Caremark Long-Term Incentive Plan (the “Plan”) is to encourage selected executives to focus on the long-term financial progress of CVS Caremark (the “Company”) with the ultimate objective of enhancing shareholder value, while simultaneously promoting executive retention and maintaining competitive levels of compensation.

2.	Administration

The Plan shall be administered by the Management Planning and Development Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company under the provisions of the 2007 Incentive Plan (the “2007 IP”), where applicable. The Committee shall have full and final authority, in each case subject to and consistent with the provisions of the Plan, to determine Eligible Persons, grant Awards, determine the amount, terms and conditions and all other matters relating to Awards. In addition, the Committee shall have full and final authority, in each case subject to and consistent with the provision of the Plan to construe and interpret rules and regulations for the administration of the Plan, correct defects, supply omissions or reconcile inconsistencies therein, and to make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the Plan.

Capitalized terms not otherwise defined herein shall have the meaning assigned to such term(s) in the 2007 IP.

3.	Eligibility

Executives employed by CVS Caremark who are selected by the Committee shall be eligible to receive an award under this Plan (an “Eligible Person”).

4.	Awards

(a)    At the beginning of any performance period, and no later than March 31 of the first year of the performance period, the Committee shall determine the Eligible Persons to whom Awards shall be granted, and the terms and conditions relating to the Awards, including, but not limited to, the target amount of each Eligible Person’s Award, the range of each Eligible Person’s Award that may be earned based on the Company’s performance, the performance period relating to such Awards, the performance criteria that will be used to determine if and to what extent such Awards may be earned by Eligible Persons participating in the Plan and any other provisions as the Committee deems appropriate.

(b)    A “performance period” shall be defined by the Committee at the time the performance cycle for the Award is established but shall generally begin on a January 1st of a calendar year and end on a December 31st of a succeeding calendar year which is at least, but not required to be, thirty-six months later (the “Performance Period”).

(c)    An Award is considered “earned” when such Award has been approved by the Committee (an “Earned Award”). Generally, an Award cannot be “earned” until the completion of the applicable Performance Period for which such Award is granted.

(d)    Settlement of Earned Awards. At the end of a Performance Period, the Committee shall determine, in its sole discretion, the portion of the Earned Award that shall be distributed to each Eligible Person in cash and in shares of CVS Caremark common stock (the “Shares”).

Any Shares to be issued in connection with an Earned Award shall be issued pursuant to the CVS Caremark Corporation 1997 Incentive Compensation Plan (the “1997 ICP”).

Subject to an Eligible Person’s prior election to defer any or all of the Earned Award pursuant to Section 5, the cash portion of Earned Award will be paid to the Eligible Person as soon as practicable after the Earned Award is approved by the Committee. The stock portion of the Earned Award will be settled through the issuance to each Eligible Person of a certificate for Shares. The number of Shares will have an aggregate Fair Market Value (the closing price of CVS Caremark stock on the date the Award is approved by the Committee) equal to the stock portion of the Earned Award.

5.	Deferral Elections

In accordance with the rules promulgated by the Committee, an Eligible Person may elect to defer any or all of such Earned Award.

6.	Termination of Employment

In the event an Eligible Person ceases to be employed by the Company, or any subsidiary of the Company, prior to the completion of a Performance Period, if the Eligible Person is or will be a covered officer in the Company’s proxy statement for the year in which the Earned Award is being reported and the circumstances under which the Eligible Person’s termination occurs are not specifically outlined below, the payment of such Earned Award will be determined and administered, at the sole discretion of the Committee, in accordance with Section 162(m) of the Internal Revenue Code in order to preserve the Company’s ability to deduct performance-based compensation.

(a)    In the event an Eligible Person ceases to be employed by the Company, or any subsidiary of the Company, prior to the completion of a Performance Period, due to an Eligible Person’s voluntary termination of employment, or the termination of an Eligible Person by the Company for Cause (as defined below), any Award granted but not yet earned for a Performance Period shall be forfeited.

(i)    “Cause” is defined as (x) an Eligible Person’s willful material breach of either of Section(s) 11, 12 or 13 of the CVS Caremark Corporation Employment Agreement (with respect to confidentiality, cooperation with regard to litigation and non-disparagement; non-competition; and non-solicitation) if such Eligible Person is party to an Employment Agreement with the Company; or Section 1(b) of the CVS Caremark Corporation Change in Control Agreement if such Eligible Person is party to a Change in Control Agreement with the Company; (y) Eligible Person’s conviction of a felony involving moral turpitude; or (z) Eligible Person engages in conduct that constitutes willful gross misconduct in carrying out his duties under his Term Sheet agreement, or comparable agreement, resulting, in either case, in material harm to the financial condition or reputation of the Company.

(b)    In the event an Eligible Person ceases to be employed by the Company, or any subsidiary of the Company, prior to the completion of a Performance Period, by reason of death, any Award not yet earned in accordance with Section 4 shall be pro rated pursuant to Paragraph 6 (f) below.

(c)    In the event an Eligible Person ceases to be actively employed by the Company, or any subsidiary of the Company, prior to the completion of a Performance Period due to an Eligible Person becoming totally and permanently disabled (as defined in the Company’s Long-Term Disability Plan, or, if not defined in such plan, as defined by the Social Security Administration) while actively employed by Company or a subsidiary of the Company, and Award granted but not yet earned for a Performance Period shall be pro rated pursuant to Paragraph 6 (f) below.

(d)    In the event an Eligible Person ceases to be employed by the Company, or any subsidiary of the Company, due to a Termination by the Company without Cause (as defined above in Paragraph 6 (a) (i)) or a “Constructive Termination without Cause” (defined below), any Award granted but not yet earned for a Performance Period shall be pro rated pursuant to Paragraph 6 (f) below.

(i)    “Constructive Termination without Cause” shall mean a termination of the Eligible Person’s employment at his or her initiative as provided under the definition in the most recent Employment Agreement, as amended, Change in Control Agreement, or Term Sheet Agreement, or other comparable agreement, between the Company and the Eligible Person. If there is no such Agreement between the Company and the Eligible Person, then Constructive Termination without Cause shall have the same meaning for the Eligible Person as is defined for a similarly-situated Eligible Person in his or her Employment or Change in Control Agreement.

(e)    In the event an Eligible Person ceases to be employed by the Company, or any subsidiary of the Company, due to an Eligible Person’s Normal Retirement or Approved Early Retirement, prior to the completion of a Performance Period, and Award granted but not yet earned for a Performance Period shall be pro rated pursuant to Paragraph 6 (f) below.

(i)    “Normal Retirement” and “Approved Early Retirement” each shall have the meaning ascribed to it in an Eligible Person’s Employment Agreement, as amended, or if such Eligible Person is not party to an Employment Agreement with the Company, “Normal Retirement” shall mean (A) an Eligible Person’s voluntary termination of employment with the Company at or after attaining age sixty (60); and “Approved Early Retirement” shall mean (B) an Eligible Person’s voluntary termination of employment with the Company at or after attaining age fifty-five (55), but prior to attaining age (60), if such termination is approved in advance by the Committee.

(f)    Pro Rating.

(i)    If an Eligible Person ceases to be employed by the Company, or any subsidiary of the Company, in accordance with Paragraph 6 (b), (c), (d), or (e) above and the Award approved by the Committee is to be pro rated the Earned Award to be paid to the Eligible Person will be calculated based on the Eligible Person’s target award in the case of Paragraph 6(b) and (c) and in the case of Paragraph 6(d) and (e) based on the Company’s actual performance during the applicable Performance Period and in each case then multiplied by the following fraction: (A) the numerator shall be the number of whole months elapsed since the beginning of the Performance Period and (B) the denominator shall be the total number of months in the Performance Period. For purposes of this calculation, the number of months in the numerator in sub-section (A) shall include any partial month in which an Eligible Person has worked.

(ii)    Any payment to an Eligible Person under Paragraph 6(b) and (c) shall be made at the time of such death or disability, as the case may be, and any payment made under Paragraph 6(d) and (e) will be made after actual performance has been certified by the Committee and at the same time as payment is made to other Eligible Persons.

7.	Tax Withholding

The Company will withhold from an Eligible Person’s Earned Award, subject to an Eligible Person’s election to defer all or a portion of the Earned Award, all required federal, state and local payroll taxes, including Medicare taxes. If an Eligible Person’s Social Security wages have not reached the Social Security maximum taxable wage base at the time the Earned Award is paid or Shares are delivered, Social Security taxes will also be withheld from the Award.

If an Eligible Person elects to defer an Earned Award, the Company may require the Eligible Person to remit to the Company in advance of the actual deferral of such Earned Award, the required FICA withholding taxes, including Social Security and Medicare taxes, in order to ensure compliance with the Sarbanes-Oxley Act of 2002.

Except as may be elected by an Eligible Person, at the Settlement Date for any Shares, the number of Shares to be delivered by the Company to an Eligible Person shall be reduced by the smallest number of Shares having a Fair Market Value at least equal to the dollar amount of federal, state or local tax withholding required to be withheld by the Company with respect to such Shares on the Settlement Date. In lieu of having the number of Shares delivered reduced, an Eligible Person may elect to pay the Company by personal check or by such other means satisfactory to the Company for any amounts required to be withheld by the Company in connection with the settlement of the Shares.

8.	Change in Control of the Company

Upon the occurrence of a change in control of the Company, as defined in Section 10(c) of the 1997 ICP (a “Change in Control”), the performance criteria for any outstanding Performance Period shall be deemed to have been fully satisfied and all outstanding Awards under the Plan shall be come immediately nonforfeitable. Each Eligible Person shall receive the Target Award for each outstanding Performance Period to be paid as soon as administratively possible, subject all applicable Plan provisions and federal regulations governing payment of such Award(s), including but not limited to the Eligible Person’s deferral elections, and Sections 162(m), 4999 and 409A of the Internal Revenue Code (“Code”).

9.	Recoupment of Awards Due to Financial Fraud or Misconduct

The provisions of this Section 9 shall apply to each Award made with respect to any performance period beginning after December 31, 2008. If the Board determines that financial fraud or misconduct has occurred in a manner that subjects an Eligible Person to recoupment of any Earned Award under the Company’s recoupment policy, as in effect from time to time, the Eligible Person shall immediately repay to the Company (a) the entire cash portion of the Earned Award that is subject to recoupment, or a portion thereof as determined by the Board (the “Cash Recoupment Amount”), and (b) the value, or a portion thereof as determined by the Board, of any pre-tax economic benefit that the Eligible Person derived from any Shares issued in connection with an Earned Award that is subject to recoupment (the “Share Recoupment Value”).

The Share Recoupment Value to be repaid by the Eligible Person shall be the amount necessary to disgorge the value enjoyed or realized by Participant from the Shares, as determined by the Board, or a portion of such value as may be determined by the Board in its sole discretion. In making its determination of Share Recoupment Value under this paragraph, the Board may, by way of example only, (i) with respect to any Shares which have been transferred to the Eligible Person and which are beneficially owned by the Eligible Person as of a date the repayment obligation arises, require the Eligible Person to repay to the Company the fair market value of such Shares, and/or (ii) with respect to any Shares which were transferred to the Eligible Person and as to which beneficial ownership has been transferred by the Eligible Person as of the date a repayment obligation arises, require the Eligible Person to repay to the Company the fair market value of such Shares as of the date such Shares were transferred by the Eligible Person. In each case the Share Recoupment Value to be repaid by the Eligible Person shall also include any dividends (including any economic benefit thereof) or distributions received by the Eligible Person with respect to any Shares and, in calculating the Share Recoupment Value, adjustments may be made for stock splits or other capital changes or corporate transactions, as determined by the Board.

If an Eligible Person has deferred payment of any portion of the Cash Recoupment Amount, the amount of the Eligible Person’s deferred compensation accrual shall be reduced by the amount subject to repayment, plus all Company matching amounts and earnings on such amount. If an Eligible Person has deferred receipt of any portion of the Shares that are subject to repayment hereunder, the amount of the Eligible Person’s deferred stock compensation accrual shall be reduced by the amount subject to repayment, plus all Company matching amounts and earnings on such amount.

If the Eligible Person fails to repay the required Cash Recoupment Amount and/or the Share Recoupment Value immediately upon request by the Board, the Company may seek reimbursement of such amounts from the Eligible Person by reducing salary or any other payments that may be due to the Eligible Person, to the extent legally permissible, and/or through initiating a legal action to recover such amount, which recovery shall include any reasonable attorneys fees incurred by the Company in bringing such action.

10.	Miscellaneous

(a)    Not a Contract of Employment. The adoption and maintenance of the Plan shall not be deemed to be a contract of between the Company and an Eligible Person and shall not be consideration for the employment of an Eligible Person. Nothing contained herein shall be deemed to give an Eligible Person the right to be retained in the employ of the Company or to restrict the right of the Company to discharge an Eligible Person at any time nor shall the Plan be deemed to give the Company the right to require an Eligible Person to remain in the employ of the Company or to restrict an Eligible Person’s right to terminate their employment at any time.

(b)    Non-Assignability of Benefits. No Eligible Person, Beneficiary or distributees of benefits under the Plan shall have any power or right to transfer, assign, anticipate, hypothecate or otherwise encumber any part or all of the amounts payable hereunder, which are expressly declared to be unassignable and nontransferable. Any such attempted assignment or transfer shall be void. No amount payable hereunder shall, prior to actual payment hereof, be subject to seizure by any creditor or any such Eligible Person, Beneficiary or other distributees for the payment of any debt judgment or other obligation, by a proceeding at law or in equity, nor transferable by operation of law in the event of the bankruptcy, insolvency or death of such Eligible Person, Beneficiary or other distributes hereunder.

(c)    Amendment and Termination. The Board may amend, alter, suspend, discontinue or terminate the Plan or the Committee’s authority to grant Awards under the Plan without the consent of Eligible Persons, except that without the consent of an affected Eligible Person, no such Board action may materially and adversely affect the rights of such Eligible Person under any previously granted and outstanding Awards. The Committee may waive any conditions or rights under, or amend, alter, suspend, discontinue or terminate any Award(s) previously granted, except as otherwise provided in the Plan, provided that, without the consent of an affected Eligible Person, no such Committee action may materially and adversely affect the rights of such Eligible Person under such Award(s).

(d)    Compliance with Legal and Other Requirements. Notwithstanding any Plan provision to the contrary, the Committee may at any time impose such restrictions on the Plan and participation therein as the Committee may deem advisable from time to time in order to comply with or preserve compliance with any applicable laws, including any applicable federal and state securities laws and exemptions from registrations thereunder.

Further, to the extent it would not violate an applicable provision of Section 409A of the Code the Company may, to the extent deemed necessary or advisable by the Committee, postpone the issuance or delivery of CVS Caremark stock or payment of other benefits under any Earned Award until completion of such registration or qualification of such stock or other required action under any federal or state law, rule or regulation, listing or other required action with respect to any stock exchange or automated quotation system upon which such stock are listed or quoted, or compliance with any other obligation of the Company, as the Committee may consider appropriate, and may require any Eligible Person to make such representations, furnish such information and comply with or be subject to such other conditions as it may consider appropriate in connection with the issuance or delivery of stock or payment of other benefits in compliance with applicable laws, rules, and regulations, listing requirements, or other obligations. The foregoing notwithstanding, in connection with a Change in Control, the Company shall take or cause to be taken no action, and shall undertake or permit to arise no legal or contractual obligation, that results or would result in any postponement of the issuance or delivery of stock or payment of benefits under any award or the imposition of any other conditions on such issuance, delivery or payment, to the extent that such postponement or other condition would represent a greater burden on an Eligible Person than existed on the 90th day preceding the Change in Control.

(e)    Section 409A. The company intends that this Plan not violate any applicable provision of, or result in any additional tax or penalty under, Section 409A of the Internal Revenue Code of 1986 (the “Code”), as amended, and that to the extent any provisions of the LTIP do not comply with Code Section 409A the Company will make such changes in order to comply with Code Section 409A. In all events, the provisions of CVS Caremark Corporation’s Universal Definitions Document are hereby incorporated by this reference and to the extent required to avoid a violation of the applicable rules under all Section 409A by reason of Section 409A(a)(2)(B)(i) of the Code, payment of any amounts subject to Section 409A of the Code shall be delayed until the relevant date of payment that will result in compliance with the rules of Section 409A(a)(2)(B)(i) of the Code.

(f)    Adjustments. In the event that any dividend or other distribution (whether in the form of cash, stock, or other property), re-capitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution or other similar corporate transaction or event affects the stock such that an adjustment is appropriate under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust the number and kind of Shares of stock subject to or deliverable in respect of outstanding Awards.

(g)    Limitation on Rights Conferred by Awards Granted under Plan. Neither the Plan nor any action taken under the Plan shall be construed as conferring on an Eligible Person any of the rights of a shareholder of CVS Caremark until the Eligible Person is duly issued or transferred Shares in accordance with the terms of an Earned Award.

(h)    Unfunded Status of Awards; Creation of Trusts. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to an Eligible Person or obligation to deliver stock pursuant to an Award, nothing contained in any Award shall give any such Eligible Person any rights that are greater than those of a general creditor of CVS Caremark, provided that the Committee may authorize the creation of trusts and deposit therein cash, stock, other awards or other property, or make other arrangements to meet CVS Caremark’s obligations under the Plan. Such trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines with the consent of each affected Eligible Person.

11.	Governing Law

The validity, construction and effect of the Plan, and any rules and regulations under the Plan shall be determined in accordance with the Rhode Island law, without giving effect to principles of conflicts of laws, and applicable federal law.